Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
InMed Pharmaceuticals Inc.:

We consent to the use of our report dated September 23, 2022, with respect to the consolidated financial statements of InMed Pharmaceuticals Inc. incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

December 7, 2022